EX-99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of First Eagle Funds of our report dated December 27, 2022, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR for the year ended October 31, 2022 for First Eagle Global Fund, First Eagle Overseas Fund, First Eagle U.S. Value Fund, First Eagle Gold Fund, First Eagle Global Income Builder Fund, First Eagle High Income Fund, First Eagle Rising Dividend Fund (formerly known as First Eagle Fund of America), First Eagle Small Cap Opportunity Fund, First Eagle U.S. Smid Cap Opportunity Fund and First Eagle Global Real Assets Fund. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” "Financial Statements" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

February 28, 2023